Exhibit 99.1

www.genpt.com

News Release

April 29, 2024

FOR IMMEDIATE RELEASE

Genuine Parts Company Announces CEO Leadership Transition

Paul Donahue to Transition to Executive Chairman

Will Stengel Appointed President and Chief Executive Officer

ATLANTA – Genuine Parts Company (NYSE: GPC), a leading global distributor of automotive and industrial replacement parts, announced today that Paul D. Donahue will transition from chairman and CEO to executive chairman, effective June 3, 2024. At that time, William P. Stengel, II, currently president and COO, will succeed Mr. Donahue as president and CEO of GPC and will serve as a member of the board of directors.

“The board is confident that Will is the right person to lead GPC into the future and that the company is positioned to continue delivering value to our customers and shareholders,” said John D. Johns, lead independent director of GPC’s board of directors. “During his tenure at GPC, he’s worked closely with Paul to shape the company’s strategic priorities and with the global leadership teams to evolve the business and deliver outstanding performance.”

Mr. Stengel joined the company in 2019 as executive vice president and chief transformation officer with nearly two decades of significant leadership and professional experience. In 2021, he was promoted to serve as only the eighth president in the company’s history. His role expanded to president and chief operating officer in 2023. Prior to joining GPC, he served in various executive leadership roles at HD Supply, including as president and CEO of HD Supply Facilities Maintenance, as well as at The Home Depot and in various investment banking roles.

“I am humbled and honored for the opportunity to lead Genuine Parts Company and especially grateful for my GPC teammates and the support of Paul and the board of directors,” said Mr. Stengel. “We will continue to build on the strong foundation laid over many years as we work to deliver solutions for our customers, invest in talent and capabilities and create value for our shareholders.”

“On behalf of the board of directors, I want to extend our heartfelt appreciation to Paul for his remarkable leadership spanning over two decades, culminating as chairman and CEO,” said Mr. Johns. “Under his leadership, the company simplified its business mix, expanded its global footprint and delivered significant shareholder value. Paul’s positive impact on GPC has been remarkable, and we look forward to his continued guidance as he transitions to his new role as executive chairman.”

“I am incredibly proud of all we have accomplished as One GPC team, and equally grateful for the 20+ years I have been privileged to work for this amazing company. As I transition from the CEO role, I am pleased to welcome Will as only the sixth CEO in our company’s 96-year history,” said Mr. Donahue. “I have every confidence in Will, our global leadership teams and our board of directors to deliver on our vision to be the leading global automotive and industrial parts distributor and solutions provider.”

About Genuine Parts Company

Established in 1928, Genuine Parts Company is a leading global service organization specializing in the distribution of automotive and industrial replacement parts. Our Automotive Parts Group operates across the U.S., Canada, Mexico, Australasia, France, the U.K., Ireland, Germany, Poland, the Netherlands, Belgium, Spain and Portugal, while our Industrial Parts Group serves customers in the U.S., Canada, Mexico and Australasia. We keep the world moving with a vast network of over 10,700 locations spanning 17 countries supported by more than 60,000 teammates. Learn more at genpt.com.

Investor Contact:	Media Contact:
Timothy Walsh (678) 934-5349	Heather Ross (678) 934-5220
Senior Director - Investor Relations	Vice President - Strategic Communications

Source: Genuine Parts Company

Paul Donahue to Transition to	Will Stengel Appointed President and
Executive Chairman of Genuine Parts Company	Chief Executive Officer of Genuine Parts Company